Exhibit 99.1

Anworth Announces Increase to Series B Preferred Stock Conversion Rate

SANTA MONICA, Calif.--(BUSINESS WIRE)--October 17, 2011--Anworth Mortgage Asset Corporation (NYSE: ANH) announced today that, in accordance with the terms of Anworth’s 6.25% Series B Cumulative Convertible Preferred Stock, or Series B Preferred Stock, the conversion rate of the Series B Preferred Stock has increased from 3.5374 shares of Anworth’s common stock to 3.6075 shares of its common stock effective October 14, 2011.

As previously announced on October 3, 2011, the board of directors declared, on September 30, 2011, a quarterly common stock dividend of $0.23 per share, which is payable on October 27, 2011 to holders of record of common stock as of the close of business on October 13, 2011. When Anworth pays a cash dividend during any quarterly fiscal period to its common stockholders in an amount that results in an annualized common stock dividend yield greater than 6.25% (the dividend yield on the Series B Preferred Stock), the conversion rate on the Series B Preferred Stock is adjusted based on a formula specified in the Articles Supplementary Establishing and Fixing the Rights and Preferences of the Series B Preferred Stock (and also available on the “Series B Pfd. Stock Conversion” page of Anworth’s web site at http://www.anworth.com). As a result of this dividend, the conversion rate has increased from 3.5374 shares of Anworth’s common stock to 3.6075 shares of its common stock effective October 14, 2011.

About Anworth Mortgage Asset Corporation

Anworth is a mortgage real estate investment trust which invests primarily in securities guaranteed by the U.S. Government, such as Ginnie Mae, or guaranteed by federally sponsored enterprises, such as Fannie Mae or Freddie Mac. Anworth generates income for distribution to shareholders primarily based on the difference between the yield on its mortgage assets and the cost of its borrowings. The Company’s common stock is traded on the New York Stock Exchange under the symbol ANH.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon our current expectations and speak only as of the date hereof. Forward-looking statements, which are based on various assumptions (some of which are beyond our control) may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "anticipate," "continue," or similar terms or variations on those terms or the negative of those terms. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including but not limited to, changes in interest rates, changes in the yield curve, the availability of mortgage-backed securities for purchase, increases in the prepayment rates on the mortgage loans securing our mortgage-backed securities, our ability to use borrowings to finance our assets and, if available, the terms of any financing, changes in the market value of our assets, risks associated with investing in mortgage-related assets, including changes in business conditions and the general economy, changes in government regulations affecting our business, our ability to maintain our qualification as a real estate investment trust for federal income tax purposes, and management's ability to manage our growth. Our Annual Report on Form 10-K and other SEC filings discuss the most significant risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

CONTACT:
Anworth Mortgage Asset Corporation
John T. Hillman
310-255-4438 or 310-255-4493
jhillman@anworth.com
http://www.anworth.com